PRESS RELEASE

LAS VEGAS, NEVADA, August 12, 2016 -- American Casino & Entertainment Properties LLC (“ACEP”) reported financial results for the second quarter ended June 30, 2016.

Second quarter Consolidated Net revenues were $97.9 million in 2016 compared to $95.7 million in 2015, an increase of 2.3%. ACEP reported a second quarter Net income of $12.3 million for 2016 compared to Net income of $7.4 million in 2015. Adjusted EBITDA increased 1.8% to $22.6 million in the second quarter of 2016 compared to $22.2 million in the second quarter of 2015. Adjusted EBITDA Margin decreased to 23.1% in 2016 compared to 23.2% in 2015.

The increase in consolidated Net revenues was driven by increased slot revenue, higher Hotel Occupancy and ADR, and higher average revenue per food cover. ACEP has reported year over year increases in Net revenue in each of the last ten quarters, and year over year increases in Adjusted EBITDA in nine out of ten quarters. Net income for the second quarter of 2015 was negatively impacted by a non-cash $1.1 million loss on debt redemption related to our $30 million principal payment on the First Lien Term Loans.

The Stratosphere - Stratosphere’s second quarter Net revenues increased 3.1% in 2016 compared to 2015. Hotel revenue increased 3.1% in 2016 compared to 2015, due to a 3.4% increase in ADR. Casino revenues increased 4.1% due primarily to increased slot coin-in and hold. Food and beverage revenues increased 6.1% due to increased average revenue per cover. Tower revenue fell 10.3% due primarily to a 5.3% decrease in tower guests and a 8.5% decrease in average revenue per tower guest. Tower guest count was affected by an increase in weather related downtime during the second quarter of 2016 as compared to 2015. Stratosphere increased Adjusted EBITDA 4.5% and Adjusted EBITDA Margin increased 1.7 percentage points during the second quarter of 2016 compared to 2015.

Arizona Charlie’s - The Arizona Charlie’s second quarter Net revenues were unchanged in 2016 as compared to 2015. Casino revenues decreased 0.1% as increased slot revenue was offset by decreased race and sports and bingo revenues. Hotel revenues increased 5.8% due to increased Hotel Occupancy and higher ADR and food and beverage revenues decreased 0.6% due to decreased food and beverage covers. Due to increased expenses, Adjusted EBITDA decreased 6.2% and Adjusted EBITDA Margin decreased 1.1 percentage points at the Arizona Charlie’s properties during the second quarter of 2016 as compared to the second quarter of 2015.

The Aquarius - The Aquarius’ second quarter Net revenues increased 3.1% in 2016 compared to 2015. Hotel revenue increased 8.5% in 2016 as Hotel Occupancy and ADR increased 3.2 percentage points and 2.5%, respectively, in 2016 compared to 2015. Casino revenue increased 1.7% due primarily to increased slot coin-in. Food and beverage revenue increased 8.0% due to increased covers and a higher average revenue per cover. Adjusted EBITDA increased 2.6% and Adjusted EBITDA Margin decreased 0.1 percentage points in the second quarter of 2016 as compared to the second quarter of 2015.

2000 Las Vegas Boulevard South · Las Vegas, NV 89104

Financial Statistics as of June 30, 2016:
•	Cash	$62.7 million
•	Unrestricted Cash	$53.8 million
•	Consolidated Total Debt	$258.0 million
•	Consolidated Capital Expenditures for the four Fiscal Quarters ended June 30, 2016	$26.4 million

We made an application to the Nevada Gaming Control Board and the Nevada Gaming Commission in June 2016 for and were approved under Revised Nevada Regulation 15c as a Private Investment Company. As such we are no longer required to be registered with the Securities and Exchange Commission as a public company. Therefore with the approval under Nevada Regulations as a Private Investment Company which was effective July 28, 2016, American Casino & Entertainment Properties LLC has chosen to deregister as a public company and will file SEC Form 15.

Conference Call Information:
We will hold our second quarter 2016 earnings conference call, Friday, August 12, 2016 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 888-556-4997 (US/Canada toll-free). The pass code is 3254636.

A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com. For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$52.4	$51.6	$108.0	$106.7
Hotel	23.0	22.0	44.6	41.4
Food and beverage	21.1	20.1	41.0	39.1
Tower, retail, entertainment and other	8.6	8.9	16.6	17.1
Gross revenues	105.1	102.6	210.2	204.3
Less promotional allowances	7.2	6.9	14.3	14.2
Net revenues	97.9	95.7	195.9	190.1

Costs and expenses:
Casino	16.5	15.8	33.5	32.2
Hotel	9.7	9.5	18.8	18.3
Food and beverage	15.5	14.9	30.1	28.8
Other operating expenses	2.5	2.8	5.1	5.6
Selling, general and administrative	31.3	30.7	62.0	61.4
Depreciation and amortization	6.7	7.4	13.4	14.7
Total costs and expenses	82.2	81.1	162.9	161.0
Income from operations	$15.7	$14.6	$33.0	$29.1

EBITDA Reconciliation:
Net income	$12.3	$7.4	$24.8	$15.4
Interest expense	3.3	6.1	7.2	12.5
Depreciation and amortization	6.7	7.4	13.4	14.7
EBITDA	$22.3	$20.9	$45.4	$42.6
Numbers may vary due to rounding.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income	$12.3	$7.4	$24.8	$15.4
Interest expense	3.3	6.1	7.2	12.5
Depreciation and amortization	6.7	7.4	13.4	14.7
Loss on debt redemption	—	1.1	1.1	1.1
Other non-recurring and extraordinary expenses[1]	0.3	0.2	0.6	0.6
Adjusted EBITDA	$22.6	$22.2	$47.1	$44.3
Adjusted EBITDA Margin	23.1%	23.2%	24.0%	23.3%

Numbers may vary due to rounding.

1As further defined in the Credit and Guaranty Agreement dated July 7, 2015 (the “Credit Agreement”).

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

WPU - Slot ($)
Stratosphere	154.29	138.25	155.56	138.81
Decatur	132.93	132.11	134.65	135.35
Boulder	96.91	93.89	95.80	94.99
Aquarius	166.44	161.77	174.99	174.10
ACEP Consolidated	139.53	134.07	142.64	139.06

WPU - Tables ($)
Stratosphere	813.73	877.03	856.08	866.51
Decatur	464.21	676.76	486.68	674.01
Boulder	299.31	329.92	356.29	338.03
Aquarius	658.89	626.35	646.80	620.74
ACEP Consolidated	677.78	723.83	700.38	715.80

ADR ($)
Stratosphere	75.33	72.85	76.94	72.14
Decatur	50.32	47.08	51.40	47.51
Boulder	45.74	45.11	47.48	44.99
Aquarius	57.11	55.74	52.92	50.66
ACEP Consolidated	66.87	64.98	67.18	62.97

Hotel Occupancy (%)
Stratosphere	91.8	92.1	90.8	88.1
Decatur	91.9	91.9	88.9	86.5
Boulder	69.8	66.9	66.1	62.8
Aquarius	56.1	52.9	51.3	54.3
ACEP Consolidated	76.6	75.3	73.8	73.3

Net Revenue ($ in millions)
Stratosphere	47.3	45.9	94.4	88.1
Decatur	15.4	15.5	31.6	31.6
Boulder	8.3	8.2	16.7	16.9
Aquarius	26.8	26.0	53.1	53.2
Corporate	0.1	0.1	0.1	0.3
ACEP Consolidated	97.9	95.7	195.9	190.1
Numbers may vary due to rounding.

1.	WPU-Slots represents the total amount wagered in slots divided by the average number of slot units and days during the period.

2.	WPU-Tables represents the total amount wagered on tables divided by the average number of table units and days during the period.

3.	ADR is hotel revenue divided by occupied rooms per day.

4.	Hotel Occupancy is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenue is gross revenues less promotional allowances.

“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the credit agreement.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the Credit Agreement determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, management fees, share-based compensation expense, and other non-recurring and extraordinary expenses as defined in the Credit Agreement. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777

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